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                                                                 Exhibit (3)(a)

                        PRINCIPAL UNDERWRITER AGREEMENT

AGREEMENT dated September 18/th/, 2003 by and between American Skandia Life Assurance Corporation ("American Skandia"), a Connecticut corporation, on its own behalf and on behalf of American Skandia Life Assurance Corporation Variable Account B ("Variable Account B") and American Skandia Marketing, Incorporated ("ASM, Inc."), a Delaware corporation.

                                  WITNESSETH:

WHEREAS, Variable Account B is an account established and maintained by American Skandia pursuant to the laws of the State of Connecticut to support variable annuities issued by American Skandia (the "Annuities"), under which income, gains and losses, whether or not realized, from assets allocated to such account, are, in accordance with the Annuities, credited to or charged against such account without regard to other income, gains, or losses of American Skandia; and

WHEREAS, American Skandia, as depositor, has registered, on behalf of Variable Account B, as registrant, the Annuities under the Securities Act of 1933 (the "Securities Act"), and has registered such account as a unit investment trust under the provisions of the Investment Company Act of 1940 (the "Investment Company Act"), to issue and sell the Annuities to the public through ASM, Inc. acting as principal underwriter; and

WHEREAS, ASM, Inc. is registered as a broker-dealer under the Securities Exchange Act of 1934 (the "Securities Exchange Act") and is a member of the National Association of Securities Dealers, Inc. (the "NASD"); and

WHEREAS, the parties have previously executed a Distribution and Sales Agreement and now wish to supersede that agreement; and

NOW, THEREFORE, in consideration of the mutual undertakings between the parties and the commissions paid to ASM, Inc., American Skandia and ASM, Inc. hereby agree as follows:

1. Principal Underwriter. American Skandia grants to ASM, Inc. the exclusive right, during the term of this Agreement, subject to the registration requirements of the Securities Act and the Investment Company Act and the provisions of the Securities Exchange Act, to be the distributor and principal underwriter of the Annuities. ASM, Inc. is responsible for compliance with the foregoing laws, and the rules and regulations thereunder, and all other securities laws, rules and regulations relating to the underwriting of sales and distributions. American Skandia will pay ASM, Inc. commissions for acting as principal underwriter, and ASM, Inc. will remit all of such commissions to the broker-dealers that sell the Annuities pursuant to the Sales Agreements described in paragraph 2 below.

2. Sales Agreements. ASM, Inc. is authorized to enter into written agreements, on such terms and conditions as ASM, Inc. may determine not inconsistent with this Agreement, with organizations which agree to participate in the distribution of the Annuities and to use their best efforts to solicit applications for Annuities. Such organizations and their agents or representatives soliciting applications for the Annuities shall be duly and appropriately licensed, registered or otherwise qualified for the sale of such Annuities (and the riders and other contracts offered in connection therewith) under the insurance laws and any applicable blue-sky laws of each state or other jurisdiction in which such Annuities, riders and contracts may be lawfully sold and in which American Skandia is licensed to sell such Annuities, riders and other contracts. Unless an organization is exempt from registration as a broker/dealer for the sale of

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Principal Underwriting Agreement
Variable Account B
Page 2 of 4

certain securities, including registered insurance products, each organization shall be registered both as a broker/dealer under the Securities Exchange Act and a member of the NASD, or if not so registered or not such a member, then the agents and representatives of such organization soliciting applications for contracts shall be agents and registered representatives of a registered broker/dealer and NASD member which is the parent of such organization and which maintains full responsibility for the training, supervision, and control of the agents or representatives selling the Annuities. ASM, Inc. shall have the responsibility for supervision of all such organizations only to the extent required by law.

3. Life Insurance Agents. ASM, Inc. is authorized to appoint the organizations described in paragraph 2 above as independent general agents of American Skandia for the sale of the Annuities and any riders or contracts in connection therewith.

4. Suitability. ASM, Inc. shall oversee generally the process under which distributors engaged by it make suitability determinations, recognizing that each distributor, as the entity interacting principally with the customer, bears ultimate responsibility for assessing suitability.

5. Promotional Materials, Prospectuses. ASM, Inc. shall have the responsibility for consulting with American Skandia with respect to the design and the drafting, legal review and filing of sales promotion materials, and, if permitted by law, for the preparation of individual sales proposals related to the sale of the Annuities. ASM, Inc. shall file with the NASD all sales literature and advertising.

6. Records. ASM, Inc. shall maintain and preserve for the periods prescribed by law such accounts, books and other documents as are required of it by applicable laws and regulations. Such books, accounts and records shall be maintained so as to clearly and accurately disclose the nature and details of the transactions.

7. Independent Contractor. ASM, Inc. shall act as an independent contractor and nothing herein contained shall constitute ASM, Inc. or its agents or employees as employees of American Skandia in connection with the sale of the Annuities.

8. Non-Exclusivity. This agreement is non-exclusive with respect to ASM, Inc. ASM, Inc. may render services, whether of like or unlike kind to those described herein, to or for others, and whether as underwriter, distributor, or dealer.

9. (a.) Investigations and Proceedings. ASM, Inc. and American Skandia agree to cooperate fully in any insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the Annuities distributed under this Agreement. ASM, Inc. and American Skandia further agree to cooperate with each other in any securities regulatory investigation or proceeding or judicial proceeding with respect to American Skandia, ASM, Inc., their affiliates and their agents or representatives to the extent that such investigation or proceeding is in connection with Annuities distributed under this Agreement. Without limiting the foregoing:

      (i) ASM, Inc. will be notified promptly of any customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by American Skandia with respect to ASM, Inc.

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Principal Underwriting Agreement
Variable Account B
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      (ii) ASM, Inc. will promptly notify American Skandia of any customer complaint or notice of any regulatory investigation or proceeding received by ASM, Inc. or its affiliates with respect to ASM, Inc. or any agent or representative in connection with any Annuities distributed under this Agreement or any activity in connection with any such Annuities.

   (b.) In the case of a material customer complaint against both American Skandia and ASM, Inc., ASM, Inc. and American Skandia will cooperate in investigating such complaint and any response to such complaint will be sent to the other party to this Agreement for approval not less than five (5) business days prior to it being sent to the customer or regulatory authority, except that if a more prompt response is required, the proposed response may be communicated by telephone or facsimile.

10. Limitations on Liability. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations and duties hereunder on the part of ASM, Inc., ASM, Inc. shall not be subject to liability to Variable Account B or American Skandia for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any such Annuity or security.

11. Assignment and Termination. This Agreement may not be assigned nor duties hereunder delegated without the signed written consent of the other party. This Agreement shall terminate automatically if it shall be assigned without such approval. This Agreement may be terminated at any time by either party hereto on 60 days' written notice to the other party hereto, without the payment of any penalty. Upon termination of this Agreement all authorizations, rights and obligations shall cease except (i) the obligation to settle accounts hereunder, including commissions on premiums subsequently received for Annuities in effect at the time of termination and (ii) the agreements contained in paragraphs 9 and 10 hereof.

12. Regulation. This Agreement shall be subject to the provisions of the Securities Act, the Investment Company Act and the Securities Exchange Act and the rules, regulations and rulings thereunder, and of the NASD, from time to time in effect, including such exemptions from the Investment Company Act as the Securities and Exchange Commission may grant, and the terms hereof shall be interpreted and construed in accordance therewith. Without limiting the generality of the foregoing, the term "assigned" shall not include any transaction exempted from section 15(b) (2) of the Investment Company Act. ASM, Inc. shall submit to all regulatory and administrative bodies having jurisdiction over the operations of American Skandia or Variable Account B, present or future, any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws or regulations.

13. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

14. Applicable Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Connecticut.

15. Complete Agreement. This Agreement contains the entire agreement between the parties with respect to the underwriting and distribution of Annuities issued through Variable Account B, and supersedes any prior agreements or understandings with respect to the subject matter thereof, including, but not limited to, the Distribution and Sales Agreement previously executed by the parties, and may not be altered or amended except by an agreement in writing, signed by both parties.

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Principal Underwriting Agreement
Variable Account B
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                              AMERICAN SKANDIA LIFE ASSURANCE
                                              CORPORATION

                                              By: /s/ Robert Arena
                                                  -----------------------------
                                                  Robert Arena

Attest:

/s/ Kathleen A. Chapman
-------------------------
Secretary (Assistant)

                                              AMERICAN SKANDIA LIFE ASSURANCE
                                              CORPORATION as Depositor to
                                              American
                                              Skandia Life Assurance
                                              Corporation Variable
                                              Account B

                                              By: /s/ Robert Arena
                                                  -----------------------------
                                                  Robert Arena

Attest:

/s/ Kathleen A. Chapman
-------------------------
Secretary (Assistant)

                                              AMERICAN SKANDIA MARKETING,
                                              INCORPORATED

                                              By: /s/ Lincoln R. Collins
                                                  -----------------------------
                                                  Lincoln R. Collins

Attest:

/s/ Kathleen A. Chapman
-------------------------
Secretary (Assistant)